UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934


                                  BLYTH HOLDINGS, INC.
                                    (Name of Issuer)

                              Common Stock, $.01 par value
                             (Title of Class of Securities)

                                        096434105
                                     (CUSIP Number)







           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).























     CUSIP No. 096434105             SCHEDULE 13G                    Page 2 of 6



       1   Name Of Reporting Person RICHARD W. KOE

           IRS Identification No. Of Above Person  ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]
           N/A
                                                                      (b)  [ ]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                   935,800
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                   935,800
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          935,800

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            8.5%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 096434105             SCHEDULE 13G                    Page 3 of 6



       1   Name Of Reporting Person ASTORIA CAPITAL MANAGEMENT, INC.

           IRS Identification No. Of Above Person  94-3143169

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]
           N/A
                                                                      (b)  [ ]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                   935,800
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                   935,800
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          935,800

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                         [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            8.5%
       12   Type Of Reporting Person*

                                           CO,IA






             CUSIP No. 096434105          13G            Page 4 of 6 Pages




             Item 1(a).     Name of Issuer.

                            Blyth Holdings, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                            989 E. Hillsdale Blvd. #400, Foster City,
                            California  94404.

             Item 2(a).     Names of Persons Filing.

                            Richard W. Koe and Astoria Capital Management,
             Inc.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                            The business address of Astoria Capital
             Management, Inc. and Richard W. Koe is 735 Second Avenue, San Francisco, California 94118.

             Item 2(c).     Citizenship.

                            Astoria Capital Management, Inc. is a
             California corporation and Richard W. Koe is a United States citizen.

             Item 2(d).     Title of Class of Securities.

                            Common Stock, $.01 par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                            096434105

             Item 3.   Type of Reporting Person.

                            Astoria Capital Management, Inc. is an
             investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Richard W. Koe is Astoria Capital Management, Inc.'s president and sole shareholder.

             Item 4.   Ownership.

                            Reference is hereby made to Items 5-9 and 11
             of pages two (2) and three (3) of this Schedule 13G, which Items are incorporated by reference herein.






             CUSIP No. 096434105          13G            Page 5 of 6 Pages




             Item 5.   Ownership of Five Percent or Less of a Class.

                            Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                            Astoria Capital Management, Inc. is deemed to
             be the beneficial owner of the number of securities reflected in Items 5-9 and 11 of page three (3) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Astoria Capital Management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements. Richard W. Koe is deemed to be the beneficial owner of the number of securities reflected in Items 5-9 and 11 of page two (2) of this Schedule 13G pursuant to his ownership interest in Astoria Capital Management, Inc.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                            Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                            Not applicable.

             Item 9.   Notice of Dissolution of Group.

                            Not applicable.

             Item 10.  Certification.

                            By signing below, each of the undersigned
             certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.






             CUSIP No. 096434105          13G            Page 6 of 6 Pages




                                       Signature

                       After reasonable inquiry and to the best of my
             knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

             DATED:  February 14, 1997.

                                        RICHARD W. KOE





                                        /s/ Richard W. Koe
                                        _________________________________
                                        By: Richard W. Koe


             DATED:  February 14, 1997.

                                        ASTORIA CAPITAL MANAGEMENT, INC.





                                        /s/ Richard W. Koe
                                        _________________________________
                                        By: Richard W. Koe
                                        Its: President